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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated May 15, 2000, except for the third paragraph of Note 13, for which the date is June 8, 2000, relating to the consolidated financial statements of inChorus.com (formerly known as Softlink, Inc.), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding inChorus.com's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO SEIDMAN, LLP

San Jose, California
June 16, 2000